                                                                       Exhibit 5



001166.0403                                          July 30, 1997



Houston Lighting & Power Company
Houston Industries Plaza
1111 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

          We have acted as counsel for Houston Lighting & Power Company, a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale from time to time following the effective time of the Merger (as herein defined) pursuant to Rule 415 under the Securities Act of up to 5,000,000 shares (the "Shares") of common stock, without par value, of the Company ("Common Stock") and associated rights to purchase shares of Series A Preference Stock, without par value, of the Company (the "Rights"), under the Amended and Restated Investor's Choice Plan (the "Plan") to be adopted by the Company in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of August 11, 1997, as amended (the "Merger Agreement"), by and among Houston Industries Incorporated, a Texas corporation ("HI"), the Company, HI Merger, Inc., a Delaware corporation, and NorAm Energy Corp., a Delaware corporation. The Rights will be governed by an Amended and Restated Rights Agreement to be entered into immediately prior to the effective time of the Merger by the Company and Texas Commerce Bank National Association, as Rights Agent (the "Rights Agreement").

          In our capacity as your counsel in the connection referred to above, we have examined the Restated Articles of Incorporation of the Company, as amended to date, the amendment thereto to be effective at the effective time of the merger of HI with and into the Company pursuant to the terms of the Merger Agreement (the "Merger"), the Amended and Restated Bylaws of the Company, as amended to date, the Amended and Restated Bylaws of HI, to become the bylaws of the Company pursuant to the Merger Agreement as of the effective time of the Merger, the Merger Agreement and the form (filed as an exhibit to the Registration Statement) of the Plan, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company

Houston Lighting & Power Company          -2-                     July 30, 1997


with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the original copies of such documents.

          In giving such opinions, we have assumed that, prior to the effective time of the Merger, the Rights Agreement (in a form substantially similar to the form reviewed by us) will have been duly authorized, executed and delivered by both the Company and the Rights Agent.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

          2. With respect to Shares that are to be issued by the Company pursuant to the Plan as newly issued shares or to be sold by the Company pursuant to the Plan as treasury shares, such Shares have been duly authorized by all requisite corporate action on the part of the Company, and when so issued or sold from time to time, following the effectiveness of the Merger, in accordance with the terms and conditions of the Plan, including the receipt of any consideration provided for therein, such Shares will be validly issued, fully paid and nonassessable.

          3. With respect to such of the Shares that are to be purchased in the open market on behalf of the Plan, such Shares, to be outstanding as of the effectiveness of the Merger, have been duly authorized by all requisite corporate action on the part of the Company and, following the effectiveness of the Merger, will be validly issued, fully paid and nonassessable.

          4. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time at or following the effectiveness of the Merger in accordance with the terms of the Rights Agreement, the Rights associated with the Shares will be validly issued.

          The opinion set forth in paragraph 4 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

Houston Lighting & Power Company          -3-                     July 30, 1997

          For the purposes of determining that previously issued shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable as contemplated by the second and third numbered paragraphs of this opinion, (i) we have relied upon certifications of officers of the Company as to records of original issuances of HI common stock, no par value ("HI Common Stock") and as to the number of issued shares of HI Common Stock, (ii) as to the consideration received for such shares, we have relied on certificates of officers of HI as to HI's actual receipt of the consideration provided for in the resolutions authorizing the issuance of such shares, and (iii) we have assumed that the certificates representing such previously issued shares have been delivered either in accordance with the applicable definitive purchase, underwriting or similar agreement or stock benefit plan or program approved by the Board of Directors of HI or upon conversion, exchange or exercise of any other security of HI, in accordance with the terms of such security or the instrument governing such security, providing for such conversion, exchange or exercise as approved by the Board of Directors.

          The opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Opinions" in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                                Very truly yours,



                                                BAKER & BOTTS, L.L.P.